PLEDGE AGREEMENT


          THIS PLEDGE AGREEMENT (this "Agreement") is made and entered into as of March 24, 1995 by TREMONT CORPORATION, a Delaware corporation (the "Pledgor"), in favor of CONGRESS FINANCIAL CORPORATION (CENTRAL), an Illinois corporation ("Lender").

                              W I T N E S S E T H:

          WHEREAS, Pledgor is the owner of the outstanding shares of stock (the "Pledged Shares") set forth on Schedule I hereto of NL Industries, Inc. (the "Issuer"); and

          WHEREAS, Pledgor desires that TITANIUM METALS CORPORATION, a Delaware corporation ("TIMET"), obtain an amended and restated credit facility from Lender for the purposes described in the Amended and Restated Loan and Security Agreement dated as of the date hereof, among TIMET and Lender (as the same has been or may from time to time be amended, restated, supplemented or otherwise modified, the "Loan Agreement"); capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Loan Agreement; and

          WHEREAS, pursuant to that certain Guarantee dated as of the date hereof made by Pledgor (as the same has been and may from time to time be amended, restated, supplemented or otherwise modified, the "Guarantee"), Pledgor has guaranteed certain of TIMET's obligations to Lender; and

          WHEREAS, Lender has required, as a condition to its entering into the Loan Agreement, that Pledgor (i) pledge to Lender, and grant to Lender a security interest in, the Pledged Collateral (as defined herein) and
(ii) execute and deliver this Agreement in order to secure the payment and performance by Pledgor of the Guaranteed Obligations (as defined in the Guarantee).

                                    AGREEMENT

          NOW THEREFORE, in consideration of the premises and in order to induce Lender to extend credit under the Loan Agreement and the Note to Pledgor, Pledgor hereby agrees with Lender as follows:

          SECTION 1. PLEDGE. Pledgor hereby pledges and collaterally assigns to Lender, and grants to Lender a continuing first priority and perfected security interest in, the following (the "Pledged Collateral"):

          (a) the Pledged Shares and the certificates representing the Pledged Shares, and all products and proceeds of any of the Pledged Shares including, without limitation, all dividends, cash, instruments, subscriptions, warrants and any other rights and options and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares; and

          (b) all additional shares of stock of, or equity interest in, the Issuer from time to time delivered or required to be delivered by Pledgor to Lender pursuant to Section 15.6 hereof, and the certificates representing such additional shares (any such additional shares shall constitute part of the Pledged Shares under and as defined in this Agreement), and all products and proceeds of any of such additional Pledged Shares, including, without limitation, all dividends, cash, instruments, subscriptions, warrants and any other rights and options and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such additional Pledged Shares.

          SECTION 2. SECURITY FOR OBLIGATIONS. This Agreement secures the payment of all of the Guaranteed Obligations (as defined in the Guarantee), whether for principal, interest, fees, expenses or otherwise, and all obligations of Pledgor now or hereafter existing under this Agreement or the Guarantee (all such obligations of Pledgor now or hereafter existing being referred to herein as the "Liabilities").

          SECTION 3. DELIVERY OF PLEDGED COLLATERAL. All certificates or instruments representing or evidencing the Pledged Collateral shall be delivered to and held by or on behalf of Lender pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Lender.

          SECTION 4. REPRESENTATIONS AND WARRANTIES. Pledgor represents and warrants as follows:

          (a) The Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable.

          (b) Pledgor is the legal and beneficial owner of the Pledged Collateral, free and clear of any security interest, mortgage, pledge, lien, charge or other encumbrance ("Lien") on the Pledged Collateral.

          (c) The pledge and collateral assignment of the Pledged Collateral pursuant to this Agreement creates a valid and perfected first priority interest in such Pledged Collateral securing the payment of the Liabilities for the benefit of Lender.

          (d) No authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (i) for the pledge and collateral assignment by Pledgor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Pledgor or (ii) for the exercise by Lender of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement (except such filings of beneficial ownership as may be required by federal securities laws).

          (e) Pledgor has full power and authority to enter into this Agreement and has the right to vote the Pledged Shares and to pledge, collaterally assign and grant a security interest in the Pledged Collateral.

          (f) This Agreement has been duly authorized, executed and delivered by Pledgor and constitutes a legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms, except as such enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or general principles of equity.

          (g) To the best of its knowledge, the Pledged Shares constitute, as of the date hereof, the percentage of the authorized, issued and outstanding capital stock of the Issuer set forth on Schedule I hereto.

          (h) Pledgor's chief executive office is located at the address set forth on the signature page hereto.

          SECTION 5.     FURTHER ASSURANCES; COVENANTS.

          (a) Pledgor agrees that at any time and from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver, or cause to be executed and delivered, all stock powers, proxies, assignments, instruments and documents and take all further action, that is reasonably necessary, at Lender's request, in order to perfect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral and to carry out the provisions and purposes hereof.

          (b) Pledgor covenants and agrees that it will not change its name or the location of its chief executive office without having provided not less than thirty (30) days prior written notice of such intended change to Lender.

          SECTION 6.     VOTING RIGHTS; DIVIDENDS; ETC.

          (a) So long as no Event of Default shall have occurred and be continuing, Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Shares or any part thereof for any purpose not inconsistent with the terms of this Agreement; provided, however, that Pledgor shall not exercise or shall refrain from exercising any such right if such action would have a material adverse effect on the value of the Pledged Collateral or any part thereof or be inconsistent with or violate any provisions of this Agreement, the Loan Agreement, the Notes or any of the other Financing Agreements.

          (b) So long as no Event of Default shall have occurred and be continuing, Pledgor shall be entitled to receive all cash dividends paid from time to time in respect of the Pledged Shares.

          (c) Any and all (i) dividends or other distributions paid or payable in the form of instruments and/or other property (other than cash dividends permitted under Section 6(b) hereof) received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral,
     (ii) dividends and other distributions paid or payable in cash received, receivable or otherwise distributed in respect of any Pledged Shares in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and (iii) cash paid, payable or otherwise distributed in redemption of, or in exchange for, any Pledged Shares, shall in each case be delivered forthwith to Lender to hold as Pledged Collateral and shall, if received by Pledgor, be received in trust for the benefit of Lender, be segregated from the other property or funds of Pledgor, and be forthwith delivered to Lender as Pledged Collateral in the same form as so received (with any necessary endorsement).

          (d) Lender shall execute and deliver (or cause to be executed and delivered) to Pledgor all such proxies and other instruments as Pledgor may reasonably request for the purpose of enabling Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to
     Section 6(a) above.

          (e) All dividends or other distributions which are received by Pledgor contrary to the provisions of this Section 6 shall be received in trust for the benefit of Lender, shall be segregated from other funds of Pledgor and shall be forthwith paid over to Lender as Pledged Collateral in the same form as so received (with any necessary endorsement).

          (f) Upon the occurrence and during the continuance of an Event of Default, all rights of Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Sec-tion 6(a) shall cease, and all such rights shall become vested in Lender which shall thereupon have the sole right to exercise such voting and other consensual rights.

          (g) Upon the occurrence and during the continuance of an Event of Default, all cash dividends or other distributions payable in respect of the Pledged Shares shall be paid directly to Lender and, if received by Pledgor, shall be received in trust for the benefit of Lender, shall be segregated from other funds of Pledgor, and shall be forthwith paid over to Lender as Pledged Collateral in the same form as so received (with any necessary endorsements) and Pledgor's right to receive such cash payments pursuant to Sections 6(b) shall immediately cease.

          SECTION 7.     TRANSFERS AND OTHER LIENS; ADDITIONAL SHARES.

          (a) Pledgor agrees that it will not (i) sell or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral without the prior written consent of Lender, (ii) create or permit to exist any Lien upon or with respect to any of the Pledged Collateral, except for the security interest granted under this Agreement or (iii) enter into any agreement or understanding that purports to or may restrict or inhibit Lender's rights or remedies hereunder, including, without limitation, Lender's right to sell or otherwise dispose of the Pledged Collateral.

          SECTION 8. LENDER APPOINTED ATTORNEY-IN-FACT. Pledgor hereby appoints Lender Pledgor's attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in Lender's discretion to take any action and to execute any instrument which Lender may deem necessary or advisable to further perfect and protect the security interest granted hereby, including, without limitation, to receive, endorse and collect all instruments made payable to Pledgor representing any dividend, or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same.

          SECTION 9. LENDER MAY PERFORM. If Pledgor fails to perform any agreement contained herein, Lender may itself perform, or cause performance of, such agreement, and the reasonable expenses of Lender incurred in connection therewith shall be payable by Pledgor under Section 13 hereof.

          SECTION 10. NO ASSUMPTION OF DUTIES; REASONABLE CARE. The rights and powers granted to Lender hereunder are being granted in order to preserve and protect Lender's security interest in and to the Pledged Collateral granted hereby and shall not be interpreted to, and shall not, impose any duties on Lender in connection therewith. Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which Lender accords its own property, it being understood that Lender shall not have any responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not Lender has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.

          SECTION 11. SUBSEQUENT CHANGES AFFECTING PLEDGED COLLATERAL. Pledgor represents to Lender that Pledgor has made its own arrangements for keeping informed of changes or potential changes affecting the Pledged Collateral (including, but not limited to, rights to convert, rights to subscribe, payment of dividends, payments of interest and/or principal, reorganization or other exchanges, tender offers and voting rights), and Pledgor agrees that Lender shall have no responsibility or liability for informing Pledgor of any such changes or potential changes or for taking any action or omitting to take any action with respect thereto.

          SECTION 12. REMEDIES UPON DEFAULT. If any Event of Default shall have occurred and be continuing, Lender shall, in addition to all other rights given by law or by this Agreement, or otherwise, have all of the rights and remedies with respect to the Pledged Collateral of a secured party under the Uniform Commercial Code ("Code") in effect in the State of Illinois at that time and Lender may, without notice and at its option, transfer or register, and Pledgor shall register or cause to be registered upon request therefor by Lender, the Pledged Shares or any part thereof on the books of the Issuer into the name of Lender or Lender's nominee(s), indicating that such Pledged Shares are subject to the security interest hereunder. In addition, with respect to any Pledged Collateral which shall then be in or shall thereafter come into the possession or custody of Lender, Lender may sell or cause the same to be sold at any broker's board or at any public or private sale, in one or more sales or lots, at such price or prices as Lender may deem best, for cash or on credit or for future delivery, without assumption of any credit risk, all in accordance with the terms and provisions of this Agreement. The purchaser of any or all Pledged Collateral so sold shall thereafter hold the same absolutely, free from any claim, encumbrance or right of any kind whatsoever. Unless any of the Pledged Collateral threatens to decline speedily in value or is or becomes of a type sold on a recognized market, Lender will give Pledgor reasonable notice of the time and place of any public sale thereof, or of the time after which any private sale or other intended disposition is to be made. Any sale of the Pledged Collateral pursuant to that certain Put Agreement (the "Put Agreement") dated as of the date hereof between Lender and Contran Corporation ("Contran") or conducted in conformity with reasonable commercial practices of banks, insurance companies, commercial finance companies, or other financial institutions disposing of property similar to the Pledged Collateral shall be deemed to be commercially reasonable. Any requirements of reasonable notice shall be met if such notice is mailed to Pledgor as provided in Section 15.16 below, at least five (5) days before the time of the sale or disposition. Any other requirement of notice, demand or advertisement for sale is, to the extent permitted by law, waived. Lender may, in its own name or in the name of a designee or nominee, buy any of the Pledged Collateral at any public sale and, if permitted by applicable law, at any private sale. All expenses (including court costs and reasonable attorneys' fees, expenses and disbursements) of, or incident to, the enforcement of any of the provisions hereof shall be recoverable from the proceeds of the sale or other disposition of the Pledged Collateral. In view of the fact that federal and state securities laws may impose certain restrictions on the method by which a sale of the Pledged Collateral may be effected after an Event of Default, Pledgor agrees that upon the occurrence or existence of any Event of Default, Lender may, from time to time, attempt to sell all or any part of the Pledged Collateral pursuant to the Put Agreement or by means of a private placement, restricting the prospective purchasers to those who will represent and agree that they are purchasing for investment only and not for distribution. In so doing, Lender may (i) solicit offers to buy the Pledged Collateral, or any part of it, for cash, from a limited number of investors who might be interested in purchasing the Pledged Collateral, and if Lender solicits such offers from not less than four (4) such investors that are not affiliated with Lender, then the acceptance by Lender of the highest offer obtained therefrom shall be deemed to be a commercially reasonable method of disposition of the Pledged Collateral or (ii) sell the Pledged Collateral pursuant to the Put Agreement, and a sale pursuant to (i) or
(ii) of this sentence shall be deemed to be a commercially reasonably disposition of the Pledged Collateral. Notwithstanding anything in this Agreement to the contrary, Lender agrees that it will not sell all or any portion of the Pledged Collateral to any Person other than Contran unless Lender
(i) has been legally unable to fully exercise or been otherwise prohibited from fully exercising, or Borrower, Pledgor, Contran or any of their successors, or any party claiming by or through any such party contests Lender's ability to exercise, its rights under the Put Agreement or (ii) Lender has delivered a Put Notice (as defined in the Put Agreement) and Contran has failed to purchase the Pledged Shares in accordance with the terms of the Put Agreement.

          In addition, upon the occurrence and during the continuance of an Event of Default, all rights of Pledgor to exercise the voting and other rights which it would otherwise be entitled to exercise shall cease, and all such rights shall thereupon become vested in Lender as provided in and subject to the terms of Section 6(f) hereof.

          SECTION 13. EXPENSES. Pledgor will pay to Lender the amount of any and all reasonable expenses, including, without limitation, the reasonable fees, expenses and disbursements of its counsel (including allocated costs of inside counsel), of any investment banking firm, business broker or other selling agent and of any other experts and agents retained by Lender, which Lender may incur in connection with (i) the administration of this Agreement, the Guarantee and the Put Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral,
(iii) the exercise or enforcement of any of the rights of Lender hereunder or under the Guarantee or the Put Agreement or (iv) the failure by Pledgor to perform or observe any of the provisions hereof or of the Guarantee or the Put Agreement. All amounts owing under this Section 13 shall be payable upon demand. Any and all amounts payable under or pursuant to this Agreement which are not paid when due shall bear interest (which shall be payable upon demand) at a rate equal to the Prime Rate (as defined in the Loan Agreement) plus two percent (2%) per annum.

          SECTION 14. SECURITY INTEREST ABSOLUTE. All rights of Lender and security interests hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional irrespective of, and unaffected by:

          (a)  any lack of validity or enforceability of any Financing
     Agreement;

          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Liabilities, or any other amendment or waiver of or any consent to any departure from any Financing Agreement;

          (c) any exchange, surrender, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Liabilities; or

          (d) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Pledgor in respect of the Liabilities or of this Agreement.

          SECTION 1.     MISCELLANEOUS PROVISIONS.

               SECTION 1 Headings. The headings in this Agreement are for purposes of reference only and shall not affect the meaning or construction of any provision of this Agreement.

               SECTION 2 Interpretation of Agreement. Time is of the essence in each provision of this Agreement of which time is an element. All terms not defined herein or in the Loan Agreement shall have the meaning set forth in the applicable Uniform Commercial Code, except where the context otherwise requires. Acceptance of or acquiescence in a course of performance rendered under this Agreement shall not be relevant in determining the meaning of this Agreement even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection.

               SECTION 3 Continuing Security Interest. This Agreement shall create a continuing security interest in the Pledged Collateral and shall remain in full force and effect until the termination of this Agreement pursuant to
Section 15.8 hereof.

               SECTION 4 Reinstatement. To the extent permitted by law, this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by Lender, in respect of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by Lender, upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Pledgor or upon the appointment of any receiver, intervenor, conservator, trustee or similar official for Pledgor or any substantial part of its assets, or otherwise, all as though such payments had not been made.

               SECTION 5 Survival of Provisions. All representations, warranties and covenants of Pledgor contained herein shall survive the execution and delivery of this Agreement, and shall terminate only upon the full and final payment and performance by Pledgor of the Liabilities secured hereby and termination of the Loan Agreement, the Note and the other Financing Agreements.

               SECTION 6 Adjustment to Number of Pledged Shares. Lender may, from time to time when it deems it appropriate, on any Business Day (a "Lender Adjustment Day"), and Lender shall from time to time on a Business Day requested by Pledgor at least two Business Days in advance (each such Business Day and each Lender Adjustment Day, a "Valuation Day"), determine the market value of the Pledged Shares (the "Market Value") (based, to the extent applicable, upon the lesser of (i) the average, appropriately adjusted for dividends, stock splits and similar transactions, of the closing sales prices of a share of stock of NL Industries of the same class as the Pledged Shares on the New York Stock Exchange composite tape for the five (5) trading days immediately preceding such Valuation Day and (ii) the closing price of such a share on the New York Stock Exchange on the trading day immediately preceding such Valuation Day. If the Market Value on a particular Valuation Day is (i) less than Six Million Five Hundred Thousand Dollars ($6,500,000), Lender shall notify Pledgor of the existence and the amount of such shortfall and Pledgor shall promptly thereafter (but in no event more than three (3) Business Days thereafter) pledge additional shares of capital stock of the Issuer to Lender (which shares shall then be Pledged Shares) (and, in accordance with Section 3 hereof, Pledgor shall deliver to Lender certificates, and duly executed instruments of transfer or assignment in blank with respect thereto, representing such additional shares) such that after giving effect to such delivery of such additional Pledged Shares, the Market Value of the Pledged Shares shall be greater than or equal to $7,000,000 and (ii) greater than Seven Million Five Hundred Thousand Dollars ($7,500,000,) Lender shall notify Pledgor of such circumstance and, Lender shall, upon the written request of Pledgor given within two Business Days of day on which Lender so notifies Pledgor, release its interest in as many Pledged Shares as requested by Pledgor as long as, after giving effect to such release, the Market Value of the Pledged Shares constituting Pledged Collateral at such time is at least $7,000,000. The dollar amounts specified in this paragraph shall be reduced by the amount which Lender has received (and been allowed to retain) pursuant to the Guarantee, this Agreement or the Contran Put (other than amounts received pursuant to Section 16 of the Guarantee, Section 13 hereof and/or Subsection 6(g) of the Contran Put).

               SECTION 7 Authority of Lender. Lender shall have and be entitled to exercise all powers hereunder which are specifically granted to Lender by the terms hereof, together with such powers as are reasonably incident thereto. Lender may perform any of its duties hereunder or in connection with the Pledged Collateral by or through agents or employees and shall be entitled to retain counsel and to act in reliance upon the advice of counsel concerning all such matters. Neither Lender nor any director, officer, employee, attorney or agent of Lender shall be liable to Pledgor for any action taken or omitted to be taken by it or them hereunder, except for its or their own gross negligence or willful misconduct, nor shall Lender be responsible for the validity, effectiveness or sufficiency of this Agreement or of any document or security furnished pursuant hereto. Lender and its directors, officers, employees, attorneys and agents shall be entitled to rely on any communication, instrument or document reasonably believed by it or them to be genuine and correct and to have been signed or sent by the proper person or persons. Pledgor agrees to indemnify and hold harmless Lender and any other Person from and against any and all costs, expenses (including reasonable fees, expenses and disbursements of attorneys and paralegals (including, without duplication, reasonable charges of inside counsel)), claims and liabilities incurred by Lender or such Person hereunder, unless such claim or liability shall be due to willful misconduct or gross negligence on the part of Lender or such Person.

               SECTION 8 Release; Termination of Agreement. At any time following the termination of the Guarantee, this Agreement shall upon written request to Lender, be terminated; provided, however, if at any time following any such termination, the Guarantee is reinstated, this Agreement shall be automatically reinstated and shall thereafter continue in full force and effect. Upon termination of this Agreement, Lender shall, at the request and expense of Pledgor, reassign and redeliver to Pledgor all of the Pledged Collateral hereunder which has not been sold, disposed of, retained or applied by Lender in accordance with the terms hereof. Such reassignment and redelivery shall be without warranty by or recourse to Lender, except as to the absence of any prior assignments by Lender of its interest in the Pledged Collateral, and shall be at the expense of Pledgor.

               SECTION 9 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original but all of which shall together constitute one and the same agreement.

               SECTION 10 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

          (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois (without giving effect to principles of conflicts of law).

          (b) Pledgor and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the courts of the State of Illinois located in Chicago, Illinois and the United States District Court for the Northern District of Illinois and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Pledgor or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Pledged Collateral or to otherwise enforce its rights against Pledgor or its property).

          (c) Pledgor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five
(5) days after the same shall have been so deposited in the U.S. mails, or, at Lender's option, by service upon Pledgor in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Pledgor shall appear in answer to such process, failing which Pledgor shall be deemed in default and judgment may be entered by Lender against Pledgor for the amount of the claim and other relief requested.

          (d) PLEDGOR AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. PLEDGOR AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT PLEDGOR OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          (e) Lender shall not have any liability to Pledgor (whether in tort, contract, equity or otherwise) for losses suffered by Pledgor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of the this Agreement, the Loan Agreement and the other Financing Agreements.

               SECTION 11 Waiver. LENDER AND PLEDGER WAIVE ALL RIGHTS OF NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LENDER OF ITS RIGHTS FROM AND AFTER AN EVENT OF DEFAULT TO REPOSSESS THE PLEDGED COLLATERAL WITH JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE PLEDGED COLLATERAL. PLEDGOR WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF LENDER IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO OBTAIN POSSESSION OF, REPLEVY, ATTACH OR LEVY UPON PLEDGED COLLATERAL, TO ENFORCE ANY JUDGMENT OR OTHER SECURITY FOR THE LIABILITIES, TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PARTY OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT, OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN PLEDGOR AND ANY SUCH PARTY.

          SECTION 12 Waiver of Notices. Pledgor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Liabilities or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Liabilities, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Pledgor which Lender may elect to give shall entitle Debtor to any other or further notice or demand in the same, similar or other circumstances.

               SECTION 13 Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

          SECTION 14 Waiver of Counterclaims. Pledgor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Pledged Collateral or any matter arising therefrom or relating hereto or thereto.

          SECTION 15 Indemnification. Pledgor shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses ("Indemnified Amounts") imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the reasonable fees and expenses of counsel, unless the Indemnified Amounts proximately result from the gross negligence or willful misconduct of Lender or the intentional breach by Lender of any obligation of Lender under this Agreement. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Pledgor shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

          SECTION 16 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Pledgor at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt if the initial page thereof is received prior to 4:30 p.m. on a Business Day, or on the next Business Day following the day of receipt and confirmation if the initial page thereof is not received during a Business Day; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

          SECTION 17 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

          SECTION 18 Successors. This Agreement shall be binding upon and inure to the benefit of and be enforceable by Lender, Pledgor and their respective successors and assigns, except that Pledgor may not assign its rights under this Agreement without the prior written consent of Lender. Lender may assign its rights and delegate its obligations under this Agreement to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation.

          SECTION 19 Entire Agreement. This Agreement and any instruments or documents delivered or to be delivered in connection herewith represent the entire agreement and understanding concerning the subject matter hereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.



                          (NEXT PAGE IS SIGNATURE PAGE)
          IN WITNESS WHEREOF, Pledgor and Lender have each caused this Agreement to be duly executed and delivered as of the date first above written.

                              PLEDGOR:

                              TREMONT CORPORATION,
                              a Delaware corporation


                              By:________________________________
                              Name:
                              Title:

                              Address of Chief Executive Office:
                              ______________________
                              ______________________


                              PLEDGEE:

                              CONGRESS FINANCIAL CORPORATION
                                (CENTRAL), an Illinois corporation


                              By:________________________________
                              Name:
                              Title:

                              Address:
                              100 South Wacker Drive
                              Suite 1940
                              Chicago, Illinois  60606


                                   Schedule I

                                 PLEDGED SHARES

                           (TO BE PROVIDED BY PLEDGOR)